Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Marblegate Capital Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate(4)	Amount of Registration Fee(10)
Newly Registered Securities
Fees to Be Paid	Equity	New MAC Common Stock(1)(2)	457(f)(1)	11,282,212	$11.13(3)	$125,571,019.56	0.00015310	$19,224.92
		New MAC Common Stock(1)(5)	457(f)(2)	64,712,342	$2.43(6)	$157,250,991.06	0.00015310	$24,075.13
	Equity	New MAC Common Stock issuable upon exercise of New MAC Warrants(1)(8)	457(i)	15,304,988	$11.53(9)	$176,466,505.88	0.00015310	$27,017.02
	Equity	New MAC Warrants to purchase New MAC Common Stock(1)(7)	457(g)	15,304,988	—	—	—	—(11)
	Total Offering Amounts				—	$459,288,516.50	—	$70,317.07
	Total Fees Previously Paid				—	—	—	—
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	—	—	$70,317.07

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)

The number of shares of common stock, par value $0.0001 per share, of New MAC (as defined in the accompanying proxy statement/prospectus) (the “New MAC Common Stock”) to be issued in respect of 11,282,212 shares consisting of (i) 4,968,176 shares of Class A common stock, par value $0.0001 per share, of Marblegate Acquisition Corp. (“MAC”) (“MAC Class A Common Stock”) outstanding immediately prior to the Merger (as defined in the accompanying proxy statement/prospectus), which shall convert into the right to receive a number of shares of New MAC Common Stock determined in accordance with the Business Combination Agreement described in the accompanying proxy statement/prospectus, (ii) 10,703 shares of MAC Class A Common Stock underlying units issued in MAC’s initial public offering (“IPO”), that were registered pursuant to the Registration Statement on Form S-1 (SEC File No. 333-259422) (the

“IPO Registration Statement”) and offered by MAC in its IPO, (iii) 6,303,333 shares of Class B common stock, par value $0.0001 per share of MAC (“MAC Class B Common Stock”) outstanding immediately prior to the Business Combination held by Marblegate Acquisition LLC (the “Sponsor”), certain of MAC’s officers and directors, and the Anchor Investors (as defined in the accompanying proxy statement/prospectus), which shall automatically convert into shares of MAC Class A Common Stock on a one-for-one basis upon consummation of the Business Combination.
(3)

Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of MAC Class A Common Stock on The Nasdaq Capital Market on December 4, 2024 ($11.13 per share of MAC Class A Common Stock).

(4)	Pursuant to Section 6(b) of the Securities Act, a rate equal to $153.10 per $1,000,000 of the proposed maximum aggregate offering price.
(5)

Represents the number of shares of New MAC Common Stock being registered in respect of 64,712,342 shares of MAC Class A Common Stock to be issued to the DePalma Equityholders (as defined in the accompanying proxy statement/prospectus) in connection with the Pre-Closing Transactions (as defined in the accompanying proxy statement/prospectus).

(6)

The DePalma Companies (as defined in the accompanying proxy statement/prospectus) are private companies, and no market exists for their securities. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act, the proposed maximum aggregate offering price is the aggregate book value equivalent of the DePalma Companies’ securities expected to be exchanged in the Business Combination as of September 30, 2024.

(7)

The number of New MAC Warrants to purchase New MAC Common Stock being registered represents (i) 14,994,636 warrants to purchase one share of MAC Class A Common Stock underlying the units issued in MAC’s IPO, which are exercisable at a price of $11.50 per warrant (“MAC Warrants”), (ii) 305,000 MAC Warrants issued to the Sponsor in a private placement simultaneously with the closing of MAC’s IPO and (iii) 5,352 MAC Warrants underlying units issued in MAC’s IPO, that were registered pursuant to the IPO Registration Statement and offered by MAC in its IPO. In connection with the Business Combination, each MAC Warrant will automatically become a New MAC Warrant.

(8)

Represents the number of shares of New MAC Common Stock issuable upon exercise of the New MAC Warrants described in note (5). Each whole New MAC Warrant will entitle the warrant holder to purchase one share of New MAC Common Stock at a price of $11.50 per share.

(9)

Calculated in accordance with Rule 457(i) under the Securities Act, based on the sum of (i) the average high and low prices of the MAC Warrants on The Nasdaq Capital Market on December 4, 2024 and (ii) the $11.50 exercise price of the New MAC Warrants. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the New MAC Warrants has been allocated to the New MAC Common Stock issuable upon exercise of the New MAC Warrants and included in the registration fee paid in respect of such shares of New MAC Common Stock.

(10)	No separate fee is required pursuant to Rule 457(g) under the Securities Act.
(11)	Calculated pursuant to Rule 457 under the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00015310.